UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Name

Address

Address

Address

Reference Number:

ACTION REQUESTED

RE:	Russell Investment Company November 2014 Shareholder Meeting

Dear Shareholder:

Recently, you received proxy materials regarding a very important matter that requires your attention related to your Russell Investment Company Fund investments. Your voice is important in this proxy vote process and the scheduled shareholder meeting on November 3 is quickly approaching. If we do not obtain enough votes to conduct the meeting, we will have to adjourn and continue to request shareholder participation to reach required quorum.

To cast your vote at your earliest convenience and eliminate additional communications on this matter, please call 1-844-253-1478 (toll-free) between 9:00 a.m. and 8:00 p.m. Eastern Time, Monday through Friday. During this brief call, you will be speaking with a representative of Boston Financial Data Services, the firm assisting Russell Investments in the effort of gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate your voting record for the funds that you own. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

The Russell Investment Company Board has carefully evaluated the proposals and believes the approval of each proposal is in the best interest of shareholders.

We appreciate your voting. Thank you for investing with Russell Investments.

Sincerely,

Sandra Cavanaugh

President and Chief Executive Officer

Russell Investment Company